EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Response Genetics, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 13, 2010, relating to the consolidated financial statements of Response Genetics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ BDO USA, LLP
BDO USA, LLP Los Angeles, California

July 1, 2010